Exhibit 10.4

EXECUTION COPY

DATED as of the 28th day of December, 2006.

- among -

CASCADES INC.

- and —

DOMTAR INC.

COST SHARING AGREEMENT

RED ROCK PROPERTY

THIS COST SHARING AGREEMENT is dated as of the 28th day of December, 2006.

BETWEEN:

CASCADES INC., a company duly incorporated and existing under the laws of the Province of Quebec, having its head office at 404 Marie-Victorin Street, in the Town of Kingsey Falls, Province of Quebec, J0A 1B0;

(“Cascades”)

AND:	DOMTAR INC., a company duly incorporated and existing under the laws of Canada, having its head office at 395 de Maisonneuve West, in the City of Montreal, Province of Quebec, H3A 1L6;

(“Domtar”)

RECITALS:

1.             Cascades and Domtar entered into a letter of intent dated December 4, 2006 and accepted by Domtar on December 5, 2006 (the “LOI”) pursuant to which Domtar agreed to sell the Purchased Shares on the Closing Date (the “Transaction”), subject to the terms and conditions set forth therein;

2.             Subsequently, Cascades and Domtar entered into a share purchase agreement dated as of December 28, 2006 (the “Purchase Agreement”) pursuant to which the Parties formalized the terms and conditions relating to the Transaction;

3.             Immediately after Closing, Cascades will own all of the issued and outstanding shares in the capital of Norampac Inc. (“Norampac”);

4.             The underlying assets of Norampac include the assets related to a containerboard mill operation (the “Mill”) located in Red Rock, Province of Ontario (the “Property”);

5.             Norampac has announced the temporary shut down the Mill;

6.             The Parties anticipate that in the event that Cascades decides to permanently shut down the Mill, it will result in Environmental Remediation Costs;

7.             As part of the Transaction, Domtar has agreed to be responsible for a portion of the Net Environmental Remediation Costs in the event that Cascades decides to permanently shut down the Mill, the whole in accordance with the provisions hereof.

8.             It is a condition precedent to the Closing that Cascades and Domtar enter into this Cost Sharing Agreement.

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), Cascades and Domtar hereby covenant and agree as follows:

1.                                                                                      Definitions

1.1                                                                                 All capitalized words or terms used herein and not otherwise defined shall have the meaning given thereto in the Purchase Agreement.

1.2                                                                                 In this Agreement:

“Environmental Remediation Costs” means any third party(ies) environmental and remedial invoices of any kind or nature that are incurred or arise directly from or in connection with the preparation and implementation of the remedial works set out in the Remediation Plan, as same may be amended from time to time in accordance with the terms of this Agreement;

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual;

“Mill” has the meaning ascribed to that term in the fourth recital;

“Net Environmental Remediation Costs” means any Environmental Remediation Costs, but specifically excluding Cascades’ internal costs relating thereto.  Additionally, for the purposes of calculating Net Environmental Remediation Costs, any proceeds of insurance and revenues generated by the demolition and/or sale of all or any portion of the Mill shall be deducted;

“Property” has the meaning ascribed to that term in the fourth recital;

“Purchase Agreement” has the meaning ascribed to that term in the first recital;

“Remediation Plan” has the meaning ascribed to that term in Section 3.1;

“Requirements of Environmental Law” means duties under any Requirements of Law to the extent that such are intended in any way to prevent, limit, control or otherwise regulate any adverse effects or risks to human health, the environment or property, including such Requirements of Law relating to: (a) the use, storage, presence, generation, discharge, emission, release, disposal, arrangement for disposal, remediation, or removal of any Hazardous Substance; or (b) the placement, construction, modification, maintenance, use, or removal of any structure; or (c) the modification, maintenance, use, or removal of any land, wetland or waterway (including anything beneath the surfaces thereof); and any amendments to or regulations promulgated thereunder;

“Requirements of Law” means any laws, treaties, regulations, judgments or orders applicable in the Province of Ontario, in each case, applicable to and binding upon such Person or any of its property or to which such Person is subject as a legally enforceable requirement; and

“Transaction “ has the meaning ascribed to that term in the first recital.

2.                             Applicability

2.1                           The terms of this Agreement shall only apply in the event that Cascades announces the permanent shutdown of the Mill on or prior to the second anniversary of the date of the LOI.  Additionally, this Agreement shall not apply in the event that Cascades, directly or indirectly, sells, transfers or assigns, in any way, in whole or in part, Norampac or the Mill within a period of three years following the Closing Date, other than a sale, transfer or assignment to one or more of its Affiliates.

3.                             Remediation Plan

3.1                           Subject to Section 2, Cascades shall develop a preliminary plan relating to the remediation of the Property and the Mill in order to render the Property and the Mill available for industrial use and in compliance with Requirements of Environmental Law applicable to industrial use, as well as obtain a Record of Site Condition for the Property accepted by the Ontario Governmental Authorities within five (5) years of the permanent closure of the Mill (the “Remediation Plan”).  The Remediation Plan and any material modifications thereto shall be subject to the approval of both Cascades and Domtar.  Additionally, the prior written approval of Domtar shall be required with respect to any contract entered into in the context of the Remediation Plan which provides for total payments equal to or greater than $500,000.  Furthermore, Domtar shall have the right to access and verify any information relating to the Remediation Plan and its implementation which is in Norampac and Cascades possession or control.

4.                             Cost Sharing

4.1                           Cascades shall be solely responsible for the first CDN$10,000,000 of the Net Environmental Remediation Costs incurred.  Domtar and Cascades shall be equally responsible for any Net Environmental Remediation Costs in excess of CDN$10,000,000 but not greater than CDN$40,000,000 and Domtar shall reimburse Cascades, within 30 days and from time to time, an amount equal to 50% of such Net Environmental Remediation Costs.  Any amounts in excess of CDN$40,000,000 shall be the sole responsibility of Cascades.  Domtar’s obligation to assume Net Environmental Remediation Costs shall only apply to Net Environmental Remediation Costs invoiced by third parties  prior to the fifth anniversary of the date on which it has been announced that the Mill will be permanently shutdown.  Any payment made by Domtar pursuant to this Section 4.1 shall be deemed to be an adjustment to the Purchase Price under the Purchase Agreement.

5.                             General Provisions

5.1                           Further Assurances.  Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as the other Party may, before or after the date hereof, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

5.2                           Notices.  Any notice, direction or other communication required or permitted to be given to a Party shall be in writing and shall be given in accordance with the Purchase Agreement.

5.3                           Costs and Expenses.  Each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated herein.

5.4                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

5.5                           Assignment.  This Agreement shall not be assigned by either Party.

5.6                           Parties in Interest.  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, including any successor by reason of the amalgamation or merger of a Party, and permitted assigns.

5.7                           Governing Law; Attornment.  This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Quebec and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction).  Each Party irrevocably submits to the exclusive jurisdiction of the courts of the Province of Quebec (district of Montréal) with respect to any matter arising hereunder or relating hereto.

5.8                           Language.  The Parties hereby acknowledge that they have requested that this Agreement and all related documents be drawn up in the English language.  Les parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tout document qui s’y rattachent soient rédigés en anglais.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

CASCADES INC.

/s/ Alain Lemaire
Alain Lemaire, President and Chief Executive
Officer

/s/ Robert F. Hall
Robert F. Hall, Vice-President, Legal Affairs
and Corporate Secretary

DOMTAR INC.

/s/ Gilles Pharand
Per: Gilles Pharand
Title:	Senior Vice-President Corporate Affairs
and General Counsel

/s/ Daniel Buron
Per: Daniel Buron
Title:	Senior Vice-President and
Chief Financial Officer